United States
                       Securities and Exchange Commission
                             WASHINGTON, D.C. 20549


                                  Schedule 13G
                              (Amendment No. _3_)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                   DYAX CORP.
                     --------------------------------------
                                (Name of Issuer)

                                  Common Stock
                     --------------------------------------
                         (Title of Class of Securities)

                                   26746E103
                     --------------------------------------
                                 (CUSIP Number)


                                November 3, 2003
--------------------------------------------------------------------------------
             (Date of Event That Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 26746E103                                           Page 2 of 16 Pages

--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta Partners
--------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group      (a)
                                                               (b) X
--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------
                        EXIT FILING --- See Attachment A
Number Of Shares                    (5)      Sole Voting Power        -0-
Beneficially Owned
By Each Reporting                   (6)      Shared Voting Power      -0-
Person With
                                    (7)      Sole Dispositive Power   -0-

                                    (8)      Shared Dispositive Power -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

           -0-          EXIT FILING --- See Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

           0%           EXIT FILING --- See Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

           IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26746E103                                           Page 3 of 16 Pages

--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta BioPharma Partners, L.P.
--------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group      (a)
                                                               (b) X
--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
                        EXIT FILING --- See Attachment A
Number Of Shares                    (5)      Sole Voting Power        -0-
Beneficially Owned
By Each Reporting                   (6)      Shared Voting Power      -0-
Person With
                                    (7)      Sole Dispositive Power   -0-

                                    (8)      Shared Dispositive Power -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

           -0-          EXIT FILING --- See Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

           0%           EXIT FILING --- See Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26746E103                                           Page 4 of 16 Pages

--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta BioPharma Management Partners, LLC.
--------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group      (a)
                                                               (b) X
--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
                        EXIT FILING --- See Attachment A
Number Of Shares                    (5)      Sole Voting Power        -0-
Beneficially Owned
By Each Reporting                   (6)      Shared Voting Power      -0-
Person With
                                    (7)      Sole Dispositive Power   -0-

                                    (8)      Shared Dispositive Power -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

           -0-          EXIT FILING --- See Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

           0%           EXIT FILING --- See Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26746E103                                           Page 5 of 16 Pages

--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Dyax Chase Partners (Alta Bio), LLC
--------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group      (a)
                                                               (b) X
--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
                        EXIT FILING --- See Attachment A
Number Of Shares                    (5)      Sole Voting Power        -0-
Beneficially Owned
By Each Reporting                   (6)      Shared Voting Power      -0-
Person With
                                    (7)      Sole Dispositive Power   -0-

                                    (8)      Shared Dispositive Power -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

           -0-          EXIT FILING --- See Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

           0%           EXIT FILING --- See Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26746E103                                           Page 6 of 16 Pages

--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta Embarcadero BioPharma Partners, LLC
--------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group      (a)
                                                               (b) X
--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------
                        EXIT FILING --- See Attachment A
Number Of Shares                    (5)      Sole Voting Power        -0-
Beneficially Owned
By Each Reporting                   (6)      Shared Voting Power      -0-
Person With
                                    (7)      Sole Dispositive Power   -0-

                                    (8)      Shared Dispositive Power -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

           -0-          EXIT FILING --- See Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

           0%           EXIT FILING --- See Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26746E103                                           Page 7 of 16 Pages

--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta/Chase BioPharma Management, LLC
--------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group      (a)
                                                               (b) X
--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
                        EXIT FILING --- See Attachment A
Number Of Shares                    (5)      Sole Voting Power        -0-
Beneficially Owned
By Each Reporting                   (6)      Shared Voting Power      -0-
Person With
                                    (7)      Sole Dispositive Power   -0-

                                    (8)      Shared Dispositive Power -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

           -0-          EXIT FILING --- See Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

           0%           EXIT FILING --- See Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26746E103                                           Page 8 of 16 Pages

--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Jean Deleage
--------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group      (a)
                                                               (b) X
--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                        EXIT FILING --- See Attachment A
Number Of Shares                    (5)      Sole Voting Power        4,708
Beneficially Owned
By Each Reporting                   (6)      Shared Voting Power      -0-
Person With
                                    (7)      Sole Dispositive Power   4,708

                                    (8)      Shared Dispositive Power -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

           4,708        EXIT FILING --- See Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

           0.019%       EXIT FILING --- See Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26746E103                                           Page 9 of 16 Pages

--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Garrett Gruener
--------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group      (a)
                                                               (b) X
--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                        EXIT FILING --- See Attachment A
Number Of Shares                    (5)      Sole Voting Power        4,719
Beneficially Owned
By Each Reporting                   (6)      Shared Voting Power      -0-
Person With
                                    (7)      Sole Dispositive Power   4,719

                                    (8)      Shared Dispositive Power -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

           4,719        EXIT FILING --- See Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

           0.019%       EXIT FILING --- See Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26746E103                                          Page 10 of 16 Pages

--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Daniel Janney
--------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group      (a)
                                                               (b) X
--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                        EXIT FILING --- See Attachment A
Number Of Shares                    (5)      Sole Voting Power        5,902
Beneficially Owned
By Each Reporting                   (6)      Shared Voting Power      -0-
Person With
                                    (7)      Sole Dispositive Power   5,902

                                    (8)      Shared Dispositive Power -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

           5,902        EXIT FILING --- See Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

           0.024%       EXIT FILING --- See Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26746E103                                          Page 11 of 16 Pages

--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alix Marduel
--------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group      (a)
                                                               (b) X
--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                        EXIT FILING --- See Attachment A
Number Of Shares                    (5)      Sole Voting Power        45,402*
Beneficially Owned
By Each Reporting                   (6)      Shared Voting Power      -0-
Person With
                                    (7)      Sole Dispositive Power   45,402*

                                    (8)      Shared Dispositive Power -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

           45,402*      EXIT FILING --- See Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares**

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

           0.185%       EXIT FILING --- See Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

           IN
--------------------------------------------------------------------------------
                      **SEE INSTRUCTION BEFORE FILLING OUT!

* Includes: 5,902 shares received in stock distribution on 11/3/03, and 39,500 vested shares held in stock options granted 11/30/99, 5/17/01 and 5/16/02. See Attachment A.

CUSIP No. 26746E103                                          Page 12 of 16 Pages

--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Guy Nohra
--------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group      (a)
                                                               (b) X
--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                        EXIT FILING --- See Attachment A
Number Of Shares                    (5)      Sole Voting Power        4,328
Beneficially Owned
By Each Reporting                   (6)      Shared Voting Power      -0-
Person With
                                    (7)      Sole Dispositive Power   4,328

                                    (8)      Shared Dispositive Power -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

           4,328        EXIT FILING --- See Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

           0.018%       EXIT FILING --- See Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

(a) Name of Issuer: Dyax Corp. ("Issuer")

(b) Address of Issuer's Principal Executive Offices:

                  One Kendall Square, Building 600, Suite 623
                  Cambridge, MA  02139

Item 2.

(a) Name of Person Filing:

    Alta  Partners  ("AP")
    Alta BioPharma Partners, L.P. ("ABP")
    Alta BioPharma Management Partners, LLC. ("ABMP")
    Alta Embarcadero BioPharma Partners, LLC ("AEBP")
    Dyax Chase Partners (Alta Bio), LLC ("DCP")
    Alta/Chase BioPharma Management, LLC ("ACMP")
    Jean Deleage ("JD")
    Garrett Gruener ("GG")
    Dan Janney ("DJ")
    Alix Marduel ("AM")
    Guy Nohra ("GN")

(b) Address of Principal Business Office:

    One Embarcadero Center, Suite 4050
    San Francisco, CA  94111

(c) Citizenship/Place of Organization:

    Entities:         AP       -       California
                      ABP      -       Delaware
                      ABMP             Delaware
                      AEBP             California
                      DCP              Delaware
                      ACMP             Delaware

    Individuals:      JD               United States
                      GG               United States
                      DJ               United States
                      AM               United States
                      GN               United States

(d) Title of Class of Securities: Common Stock

(e) CUSIP Number: 26746E103

(f) Item 3. Not applicable.

Item 4. Ownership.

                                       EXIT FILING --- See Attachment A
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

                                         AP         ABP         ABMP        AEBP          DCP           ACMP
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

(a)     Beneficial Ownership            -0-         -0-         -0-          -0-          -0-            -0-
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

(b)     Percentage of Class              0%          0%          0%          0%            0%            0%
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

(c)     Sole Voting Power               -0-         -0-         -0-          -0-          -0-            -0-
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

        Shared Voting Power             -0-         -0-         -0-          -0-          -0-            -0-
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

        Sole Dispositive Power          -0-         -0-         -0-          -0-          -0-            -0-
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

        Shared Dispositive Power        -0-         -0-         -0-          -0-          -0-            -0-
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

                                         JD          GG          DJ          AM            GN
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

(a)     Beneficial Ownership           4,708       4,719       5,902       45,402        4,328
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

(b)     Percentage of Class            0.019%      0.018%      0.024%      0.185%        0.019%
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

(c)     Sole Voting Power              4,708       4,719       5,902       45,402        4,328
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

        Shared Voting Power             -0-         -0-         -0-          -0-          -0-
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

        Sole Dispositive Power         4,708       4,719       5,902       45,402        4,328
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------

m       Shared Dispositive Power        -0-         -0-         -0-          -0-          -0-
------- ---------------------------- ----------- ----------- ----------- ------------ ------------- --------------


Item 5. Ownership of Five Percent or Less of a Class

        Exit Filing

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    November 5, 2003

ALTA PARTNERS                                    ALTA BIOPHARMA PARTNERS, L.P.

                                                 By:  Alta BioPharma Management Partners, LLC

By:      /s/ Jean Deleage                        By:      /s/ Alix Marduel
   -------------------------------------            --------------------------------
         Jean Deleage, President                          Alix Marduel, Managing Director


ALTA BIOPHARMA MANAGEMENT PARTNERS, LLC          ALTA EMBARCADERO BIOPHARMA PARTNERS, LLC


By:      /s/ Alix Marduel                        By:      /s/ Jean Deleage
   -------------------------------------             --------------------------------
         Alix Marduel, Member                             Jean Deleage, Member


DYAX CHASE PARTNERS (ALTA BIO), LLC              ALTA/CHASE BIOPHARMA MANAGEMENT, LLC
By: Alta/Chase BioPharma Management, LLC


By:      /s/ Alix Marduel                        By:      /s/ Alix Marduel
   -------------------------------------             --------------------------------
         Alix Marduel, Member                             Alix Marduel, Member


         /s/  Jean Deleage                                /s/  Guy Nohra
----------------------------------------         ------------------------------------
         Jean Deleage                                     Guy Nohra


         /s/ Garrett Gruener                              /s/ Alix Marduel
----------------------------------------         ------------------------------------
         Garrett Gruener                                  Alix Marduel


         /s/  Daniel Janney
----------------------------------------
         Daniel Janney

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.


Date:    November 5, 2003

ALTA PARTNERS                                    ALTA BIOPHARMA PARTNERS, L.P.

                                                 By:  Alta BioPharma Management Partners, LLC

By:      /s/ Jean Deleage                        By:      /s/ Alix Marduel
   -------------------------------------            --------------------------------
         Jean Deleage, President                          Alix Marduel, Managing Director


ALTA BIOPHARMA MANAGEMENT PARTNERS, LLC          ALTA EMBARCADERO BIOPHARMA PARTNERS, LLC


By:      /s/ Alix Marduel                        By:      /s/ Jean Deleage
   -------------------------------------             --------------------------------
         Alix Marduel, Member                             Jean Deleage, Member


DYAX CHASE PARTNERS (ALTA BIO), LLC              ALTA/CHASE BIOPHARMA MANAGEMENT, LLC
By: Alta/Chase BioPharma Management, LLC


By:      /s/ Alix Marduel                        By:      /s/ Alix Marduel
   -------------------------------------             --------------------------------
         Alix Marduel, Member                             Alix Marduel, Member


         /s/  Jean Deleage                                /s/  Guy Nohra
----------------------------------------         ------------------------------------
         Jean Deleage                                     Guy Nohra


         /s/ Garrett Gruener                              /s/ Alix Marduel
----------------------------------------         ------------------------------------
         Garrett Gruener                                  Alix Marduel


         /s/  Daniel Janney
----------------------------------------
         Daniel Janney

                                  Attachment A

                                   EXIT FILING

Alta Partners provides investment advisory services to several venture capital funds, including Alta BioPharma Partners, L.P. ("Alta BioPharma"), Alta Embarcadero BioPharma, LLC ("Alta Embarcadero") and Dyax Chase Partners (Alta
Bio), LLC ("Dyax Chase").

Stock Distribution: On November 3, 2003 the funds affiliated with Alta Partners distributed all of the shares they beneficially owned. Alta BioPharma distributed 830,530 shares of Common Stock to its general and limited partners, Dyax Chase distributed 474,312 shares of Common Stock to its members, and Alta Embarcadero distributed 31,305 shares of Common Stock to its members. The general partner of Alta BioPharma, members of Alta Embarcadero and the managing member of Dyax Chase exercise sole voting and investment power with respect to the shares held by the funds.

Certain Principals of Alta Partners are managing directors of Alta BioPharma Management Partners, LLC ("Alta BioPharma Mgmt.") and Alta/Chase Management Partners LLC (the general partner of Alta BioPharma and the managing member of Dyax Chase). As managing directors, they may be deemed to share voting and investment powers of the shares held by the fund. These principals disclaim beneficial ownership of all such funds held by the aforementioned fund, except to the extent of their proportionate pecuniary interests therein.

Certain Principals of Alta Partners are members of Alta Embarcadero. As members of the fund, they may be deemed to share voting and investment powers for the shares held by the fund. These Principals disclaim beneficial ownership of all such shares held by Alta Embarcadero except to the extent of their proportionate pecuniary interests therein.

Dr. Alix Marduel resigned as a Director of the Company on 9/30/03. She received 5,902 shares of Common Stock in the Stock Distribution on 11/3/03. Dr. Marduel is a managing director of Alta BioPharma Mgmt. (which is the general partner of Alta BioPharma), and a managing director of Alta/Chase Management Partners LLC (which is the managing member of Dyax Chase). Thus she shared voting and dispositive powers of over the shares previously owned by Alta BioPharma, and the shares previously owned by Dyax Chase. As a managing director she may be deemed to share voting or investment powers with respect to the shares held by all of the forgoing funds. Dr. Marduel disclaims beneficial ownership of all such funds, except to the extent of her proportionate pecuniary interest therein. On 9/30/03, when Dr. Marduel resigned as a Director of the company, she held stock options for 39,500 vested shares of Dyax Common Stock. The option for 20,000 shares granted on 11/30/99 was fully vested on 6/30/01. The option for 7,500 shares granted on 5/17/01 was fully vested on 5/17/02. The option for 27,000 shares granted on 5/16/02 vested 1/36th per month in equal installments commencing on the date of grant, thus as of 9/30/03, she held 12,000 fully vested shares.

Mr. Jean Deleage received 4,708 shares of Common Stock in the Stock Distribution on 11/3/03. He is a managing director of Alta BioPharma Mgmt. (which is the general partner of Alta BioPharma), a managing director of Alta/Chase Management Partners LLC (which is the managing member of Dyax Chase), and a member of Alta Embarcadero. Thus he shared voting and dispositive powers of over the shares previously owned by Alta BioPharma and Alta Embarcadero, and the shares previously owned by Dyax Chase. Mr. Deleage disclaims beneficial ownership of the shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

                                                     Page 1 of 2 of Attachment A

                                                     Page 2 of 2 of Attachment A

     Common Stock Ownership: Shares Owned by / Affiliated with Jean Deleage

Beneficial Owner (issued in the name of)          # of Shares     Date Acquired

Jean Deleage                                         4,708      November 3, 2003
Deleage Children's Trust FBO Andre Deleage (1)         885      November 3, 2003
Deleage Children's Trust FBO Emmanuel Deleage (1)      885      November 3, 2003
Deleage Children's Trust FBO Phillippe Deleage (1)     885      November 3, 2003
Deleage Children's Trust FBO Michel Deleage (1)        885      November 3, 2003

(1) of which Mr. Deleage, a principal of Alta Partners (a venture capital firm), is neither a trustee nor claims any beneficial ownership.


Mr.  Garrett  Gruener  received  4,719  shares  of  Common  Stock  in the  Stock
Distribution on 11/3/03. He is a managing director of Alta BioPharma Mgmt. (which is the general partner of Alta BioPharma), a managing director of Alta/Chase Management Partners LLC (which is the managing member of Dyax Chase), and a member of Alta Embarcadero. Thus he shared voting and dispositive powers of over the shares previously owned by Alta BioPharma and Alta Embarcadero, and the shares previously owned by Dyax Chase. Mr. Gruener disclaims beneficial ownership of the shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Mr. Daniel Janney received 5,902 shares of Common Stock in the Stock Distribution on 11/3/03. He is a managing director of Alta BioPharma Mgmt. (which is the general partner of Alta BioPharma), and a managing director of Alta/Chase Management Partners LLC (which is the managing member of Dyax Chase). Thus he shared voting and dispositive powers of over the shares previously owned by Alta BioPharma, and the shares previously owned by Dyax Chase. Mr. Janney disclaims beneficial ownership of the shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Mr. Guy Nohra received 4,328 shares of Common Stock in the Stock Distribution on 11/3/03. He is a managing director of Alta BioPharma Mgmt. (which is the general partner of Alta BioPharma), and a managing director of Alta/Chase Management Partners LLC (which is the managing member of Dyax Chase). Thus he shared voting and dispositive powers of over the shares previously owned by Alta BioPharma, and the shares previously owned by Dyax Chase. Mr. Nohra disclaims beneficial ownership of the shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Alta Partners is a venture capital company with an office in San Francisco. Alta Partners is California Corporation. Alta BioPharma Partners, L.P. is a Delaware Limited Partnership, Dyax Chase Partners (Alta Bio), LLC is a Delaware Limited Liability Company, and Alta Embarcadero BioPharma Partners, LLC is a California Limited Liability Company.